Exhibit 99.1

[Brooke Logo]

BROOKE CREDIT CORPORATION INCREASES

LENDING FACILITY TO $80,000,000

OVERLAND PARK, KS., August 1, 2005 -- Michael Lowry, President of Brooke Credit Corporation, the finance subsidiary of Brooke Corporation (Nasdaq:BXXX), announced that it has increased to $80,000,000 its lending facility through DZ BANK AG Deutsche Zentral-Genossenschaftsbank (DZ Bank), headquartered in Frankfurt, Germany. The lending facility is used to temporarily fund loans originated by the company until they are eventually securitized.

Lowry stated, "We are pleased with the continued evolution of our relationship with DZ Bank and the lending facility. In conjunction with this $30,000,000 facility increase, we were also successful in expanding the types of loans that qualify for funding through the facility to include loans made to exclusive insurance agents and agencies of Allstate Insurance Company."

Lowry also noted, "The facility increase will enable us to warehouse more loans on our balance sheet for longer periods of time until they are eventually securitized, which we believe will help us engage in larger securitizations in the future."

About our company Brooke Credit Corporation is a subsidiary of Brooke Corporation (Nasdaq:BXXX) that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Brooke Credit's loan portfolio balances totaled approximately $230,000,000 on June 30, 2005. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations. The Brooke organization was founded on the belief that local business owners distribute insurance and financial services more efficiently than others if supported by a franchise system.

Contact Anita Larson, Brooke Corporation, larsa@brookecorp.

com or 913-661-0123.

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This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Brooke Corporation and its subsidiaries will achieve their short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the products and services of Brooke Corporation's subsidiaries, the uncertainty that Brooke Credit will warehouse more loans on its balance sheet, the uncertainty that the additional financing will result in larger and more profitable securitizations, the impact of competitive products and pricing, the dependence on third party suppliers and their pricing, the ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. Investors are directed to Brooke Corporation's most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov, for a more complete description of Brooke's business.